Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 5 DATED MAY 1, 2017
TO THE PROSPECTUS DATED MAY 2, 2016

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016 as supplemented by Supplement No. 1, dated March 21, 2017, Supplement No. 2, dated April 3, 2017, Supplement No. 3, dated April 14, 2017 and Supplement No. 4, dated April 19, 2017 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. The purpose of this Supplement is to disclose the daily NAV per share, as determined in accordance with our valuation procedures, for each business day from April 1, 2017 through April 30, 2017, for each of our classes of common stock.
Monthly Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from April 1, 2017 through April 30, 2017.

Date	NAV per Share
	Class E	Class A	Class W	Class I
April 3, 2017	$7.52	$7.52	$7.52	$7.52
April 4, 2017	$7.52	$7.52	$7.52	$7.52
April 5, 2017	$7.52	$7.52	$7.52	$7.52
April 6, 2017	$7.52	$7.52	$7.52	$7.52
April 7, 2017	$7.52	$7.52	$7.52	$7.52
April 10, 2017	$7.52	$7.52	$7.52	$7.52
April 11, 2017	$7.52	$7.52	$7.52	$7.52
April 12, 2017	$7.51	$7.51	$7.51	$7.51
April 13, 2017	$7.51	$7.51	$7.51	$7.51
April 17, 2017	$7.51	$7.51	$7.51	$7.51
April 18, 2017	$7.51	$7.51	$7.51	$7.51
April 19, 2017	$7.50	$7.50	$7.50	$7.50
April 20, 2017	$7.50	$7.50	$7.50	$7.50
April 21, 2017	$7.50	$7.50	$7.50	$7.50
April 24, 2017	$7.50	$7.50	$7.50	$7.50
April 25, 2017	$7.50	$7.50	$7.50	$7.50
April 26, 2017	$7.52	$7.52	$7.52	$7.52
April 27, 2017	$7.52	$7.52	$7.52	$7.52
April 28, 2017	$7.52	$7.52	$7.52	$7.52
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.